EXHIBIT 99.2

Script — 2006 2nd Quarter Results Conference Call

9:00 a.m. Mountain Time on Thursday, August 10, 2006.

(Rick)

(Introduction)

Good morning and welcome to our conference call to discuss results and highlights for our second quarter and six-month period ended July 4, 2006.  I’m Rick Dutkiewicz, chief financial officer, and with me today is Paul Murphy, president and chief executive officer.  We had another good quarter and I’ll get to the details in a moment, but first a bit of housekeeping.

Certain statements during this conference call will constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the private securities litigation reform act of 1995.  The words “forecast,” “estimate,” “plan,” “anticipate” “project,” “intend,” “expect,” “should,” “would,” “believe,” “bodes well,” and similar expressions and all statements that are not historical facts, are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by forward-looking statements.  For more details, please refer to the news release we issued yesterday and to the Risk Factors in our SEC filings, including our most recent Form 10Q that will be filed today.  In addition, we will not be providing specific guidance as to future results or trends.

Let me now give you a summary recap of our second quarter financial highlights:

Revenue in the second quarter increased to $98.0 million from $97.1 million in both the first quarter of this year as well as the comparative second quarter a year ago.  Once again this growth was driven by an increase in comparable store sales — specifically a net 3.6% increase.

Gross profit in the second quarter was $18.5 million, matching our first quarter total and slightly below the $19.2 million in the same quarter a year ago.  Improved margins at company-owned restaurants pushed our restaurant gross profit up by 1.1% in Q2. That margin improvement was offset by negative margins from our manufacturing and commissary operations. These operations were adversely impacted by increases in raw material and freight costs and start-up costs associated with new products and customers. We have operational and sales initiatives in place aimed at returning this part of the business back to positive margins.

Total operating expenses declined 13.6% in the second quarter to $15.3 million from $17.7 million in the same quarter last year.  Total expenses also improved sequentially, by 8.1% over Q1.  The lower expense base for the second quarter as compared to the same quarter a year ago is attributable to three factors: First, a 21% reduction in depreciation and amortization expense, to $5.6 million from $7.1 million.  As of July 4 of this year most of our amortizing assets that came with our acquisition of the Einstein Bros. assets became fully amortized while a big chunk of our other assets became fully depreciated.  As we mentioned in our news release, based on our current purchases of capital assets, we expect our annual depreciation and amortization expense rate to settle in the $12 to $15 million range, which bodes well for our GAAP earnings moving forward.  The second factor contributing to lower overall expenses is the reduction of impairment and related costs, which declined to $7,000 in Q2 from $1.2 million in the same quarter last year.  And the third contributing factor was an $8,000 net gain in sale, disposal or abandonment of assets as compared with a $161,000 loss in that category a year ago.  These three declines more than offset a 4.5% increase in general and administrative expense, which grew by $400,000 to $9.7 million in the second quarter due to a $200,000 increase in stock based compensation expense and another $200,000 increase in travel and store management development costs.

Operating income was up 123% in the second quarter to $3.2 million versus $1.4 million in the same quarter last year.  We generated $4.1 million in cash from operations in the quarter, up from $136,000 in Q1.  Once gain, our ability to generate cash on a consistent basis is a key indicator of our financial health and future prospects.

Interest expense in Q2 declined by $1.1 million to $4.7 million from $5.8 million in Q2 a year ago.  This improvement is the direct result of the debt refinancing we completed in February of this year.  In that transaction, we lowered our effective interest rate on all debt approximately 2.7% to a weighted-average rate of 10.2% versus the prior rate of 13.9%.  We believe this move will improve our after tax cash flow by more than $5.0 million per year.

Net loss in Q2 was reduced to $1.5 million, or $0.15 per basic and diluted share, as compared with a net loss of $4.3 million, or $0.43 per basic and diluted share, the second quarter a year ago.  Our $1.5 million net loss included $5.8 million in non-cash depreciation, amortization and stock-based compensation charges.

Our balance sheet at July 4th reports total cash of $7.7 million versus $4.7 million at January 3rd year-end.  Cash and cash equivalents were $4.7 million and restricted cash was $3.0 million versus $1.6 million and $3.1 million, respectively, at January 3rd.  We invested $2.8 million in Q2 for new property and equipment.

Turning to our six-month results:

Six-month revenue was $195.0 million, up from $190.4 million in the first half last year.  This growth reflects a 4.9% increase in comparable store sales as compared with the first half of 2005.

Gross profit at the mid-year point was $37.0 million, up slightly from $36.3 million in the same period last year.  Restaurant gross profit was up 5.6% in the first half, partially offset by negative margins in our commissary and manufacturing operations, which I have already addressed.

Despite a 12.7% increase in general and administrative expenses in the first half, our total operating expense declined 3.7% in the period to $32.0 million from $33.2 million in the comparable period in 2005.  General and administrative expense increased 12.7% to $20.3 million from $18.0 million as a result of higher costs associated with travel and store management development, costs of transitioning to a new distributor in the first quarter, and an increase in stock-based compensation expense.  We reduced expenses in all other categories.  Impairment and related costs were way down — to $83,000 from $1.3 million; loss on sale, disposal or abandonment of assets also declined sharply — to $13,000 from $165,000; and finally, depreciation and amortization declined by $2.2 million, to $11.6 million from $13.8 million.

Operating income increased 64% in the first half to $5.1 million from $3.1 million in the same period last year.  We generated $4.3 million in cash from operations in the first six months of the year as compared with $8.1 million in cash generated in the first half of last year. The change in cash from operations is attributable to the timing of our interest payments on our new credit facilities.

Total other expense in the first half increased to $18.7 million from $11.6 million primarily due to the $8.8 million in debt refinancing costs we incurred in the first quarter of this year.  Interest expense through six months declined by 15% to $9.9 million from $11.7 million.

That wraps up our summary financial results.  I’ll be happy to address questions during the Q&A session following Paul’s remarks.  With that, I’ll turn the call over to Paul.

(Paul)

Thank you, Rick.  Good morning, everyone.

We’re happy to report a continuation of the momentum that has been building over the past couple of years.  Revenue and comparable store sales continue to trend in the right direction.  We have now recorded seven consecutive quarters of same store sales growth.  Operating income advanced significantly in the second quarter as well as year to date.  We’ve made enormous strides on our bottom line, where we reduced our net loss to just $1.5 million in the second quarter — a figure that includes roughly $5.8 million in non-cash charges.

These financial achievements are the sign of a company moving in the right direction.  The fact is, we have made significant progress over the past couple of years in many areas of our operations.  At the same time, we understand that there is much more we can and will be doing to support our culture of continuous improvement and ensure we achieve the potential we all believe is possible with this company.  We have terrific established brands, a strong workforce and an improving financial condition — a great foundation to build a great company.

Our increase in comparable store sales growth of 3.6% came during a challenging quarter for the restaurant industry as a whole. We remain committed to improving our guest experience along with delivering products that are relevant throughout all the dayparts in which we operate. To that end, we have recently begun the introduction of frozen drinks at some of our Einstein Bros. restaurants. We believe these products will be a real hit with our guests based upon early results in our test markets.  We plan to acquire additional equipment for new menu items and improvements in speed of service.  We will continue to focus on our core strengths in bagels, the breakfast daypart, and on quality and speed of service, order accuracy and guest interaction.  We will devote ample resources to increasing customer awareness of our catering programs and retail products.  And finally, we are in the process of refining our store layout with the intention of standardizing our restaurant design to ensure a consistent guest experience.  All of these efforts and initiatives are aimed at continuing to increase our comparable store sales.

We understand that commitment to excellence at any company starts at the top.  At the corporate level we are striving to foster a culture of growth and continuous improvement — and to develop the programs to implement these ideals — that will translate all the way to the store level.  We are building strong teams at all levels of our organization, in some cases making difficult but necessary personnel decisions to ensure we have the best talent available in all key positions.

The last area of progress and growth I’ll address is new restaurant openings.  Thus far in 2006 we have opened nine new licensed locations and two new company-owned restaurants — an Einstein Bros. in Boca Raton, Florida, and a Noah’s New York Bagels in Mercer Island, Washington.  We’re very excited about these two new stores, and their locations underscore our commitment to making New World a truly national restaurant organization.  In addition to those two, we have new stores and/or expansions underway in Oregon, Illinois, New Jersey, Arizona and Georgia.  We’ll continue to look for locations and opportunities to open new company-owned restaurants wherever they make sense.

In closing, I want to thank you again for joining us today and we look forward to speaking with you again next quarter.  Operator, you may now open the call to questions.

Q&A Session:

In the Chicago market, we are opening a new location in mid-September 2006 known as our Diversey store. Diversey will be our prototype for future builds. This prototype includes new menu boards that are clearer with a distinction between traditional breakfast items and lunch items. We are also in the process of defining a standardized layout, or standardized service system for the Einstein Bros. brand, to be tested at the Diversey opening, in the remodel of our existing Hammond store in Atlanta, GA and in an additional 3-5 stores in the Chicago market.

Closing remarks after Q&A:

We thank you once again for taking the time to join us on the call today.  Have a good day.